Exhibit 99

Bull Run Corporation Subsidiary to Suspend Certain Events Tours
Indefinitely to Focus on Growth in Profitable Business Units

    ATLANTA--(BUSINESS WIRE)--Aug. 20, 2004--Bull Run Corporation (Pink Sheets: BULL) announced today that its wholly-owned operating subsidiary, Host Communications, Inc., plans to begin a new fiscal year in September with an enhanced focus on its Collegiate, Association Management and Printing/Publishing businesses by indefinitely suspending two of its events tours - the 3v3 Soccer Shootout and the Hoop-It-Up 3-on-3 basketball tour. As a result, 3v3 Soccer will end after the January 2005 finals event in Orlando and Hoop-It-Up will end after its final 2004 event later this month.
    "We have decided to suspend these events tours in hopes that we can either find a way to reposition and relaunch these tours in the future or that we can perhaps find another company that may want to acquire the rights to these events and keep them going," said HOST President and Chief Executive Officer Tom Stultz. "We will be searching for new ways to operate these events while also entertaining proposals from potential buyers and operators." As of Friday, at least five companies had expressed interest in HOST Events.
    Today's announcement should result in an immediate turnaround in HOST's financial performance. The company's Collegiate, Association Management and Printing/Publishing businesses have been profitable for years. "The HOST Events business has been operated at a loss for years. We see our decision to suspend the tours as part of our strategy to return this company to profitability and grow those business units that have historically been profitable," said Stultz who joined HOST as CEO a month ago.
    Stultz added, "In addition, over the past month we have reduced our corporate overhead by nearly $1 million. We believe that HOST is now positioned for a very successful fiscal 2005 and an even brighter future."
    Bull Run, through HOST, provides comprehensive sales, marketing, multimedia, special event and convention/hospitality services to NCAA Division I universities and conferences, and national/global associations. Bull Run's common stock is quoted on the Pink Sheets (www.pinksheets.com), a centralized quotation service for OTC securities, using the symbol "BULL". Additional company information and stock quotes are available on the Company's corporate web site at www.bullruncorp.com.

    Forward-Looking Statements

    Certain statements in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

    CONTACT: Bull Run
             Robert S. Prather, Jr., 404-266-8333, or
             Thomas J. Stultz, 859-226-4356